Exhibit 5.1

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022

April 13, 2010

Talecris Biotherapeutics Holdings Corp.

P.O. Box 110526

4101 Research Commons

79 T.W. Alexander Drive

Research Triangle Park, North Carolina 27709

Ladies and Gentlemen:

We have acted as counsel to Talecris Biotherapeutics Holdings Corp., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of $600 million principal amount of the Company’s 7.75% Senior Notes due 2016 (the “Exchange Notes”) to be issued in exchange for the Company’s outstanding 7.75% Senior Notes due 2016 (the “Outstanding Notes”) that were issued pursuant to the Indenture, dated as of October 21, 2009, among the Company, each of the subsidiaries listed on Schedule A hereto (collectively, the “Subsidiary Guarantors”), and The Bank of New York Mellon Trust Company, National Association as trustee (the “Trustee”), as amended through the date hereof (the “Indenture”). This opinion is being delivered to you in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act for filing as an exhibit to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof.

In connection herewith, we have examined (i) the Registration Statement, (ii) the Indenture, (iii) the Outstanding Notes, (iv) the Registration Rights Agreement, dated as of October 21, 2009, among the Company, Talecris Biotherapeutics, Inc., Talecris Plasma Resources, Inc., and the Initial Purchasers named therein, (v) the Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended (the “TIA”), to be filed as an exhibit to the Registration Statement, (vi) the form of the Exchange Notes, (vii) the form of the related guarantees of the Subsidiary Guarantors (the “Guarantees”) and (viii) such corporate records, certificates and other documents as we have considered necessary or appropriate for purposes of this opinion.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Exchange Notes and Guarantees will be issued as described in the Registration

Statement and (ii) that the Exchange Notes and Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added.

On the basis of the foregoing and subject to the qualifications and assumptions set forth herein, we are of the opinion that when (A) the Registration Statement has been declared effective, (B) the Indenture has been duly qualified under the TIA, and (C) the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and duly issued and delivered against exchange of the Outstanding Notes as described in the Registration Statement: (i) the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (ii) each Guarantee of the Exchange Notes by a Subsidiary Guarantor will constitute a valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or law).

The opinion stated herein is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law, and the federal laws of the United States of America.  We do not express any opinion with respect to the law of any other jurisdiction nor to any other laws, statutes, ordinances, rules, or regulations.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Validity of the Notes” in the prospectus included therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very Truly Yours,

/s/ Reed Smith LLP

Reed Smith LLP

Schedule A

Subsidiary Guarantors

Talecris Biotherapeutics, Inc.

Talecris Plasma Resources, Inc.

Talecris Biotherapeutics Overseas Services Corp.